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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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        Date of Report (Date of earliest event reported): January 3, 2003

                          AmerisourceBergen Corporation
             (Exact name of Registrant as specified in its charter)

Delaware                          1-16671                        23-3079390
(State or Other            (Commission File Number)           (I.R.S. Employer
Jurisdiction of                                              Identification No.)
Incorporation)


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1300 Morris Drive, Suite 100
Chesterbrook, PA                                        19087
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:     (610) 727-7000


                                       N/A

         (Former name or former address, if changed since last report.)

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Item 5.  Other Events.

On January 3, 2003, AmerisourceBergen Corporation (the "Company") closed the acquisition of Bridge Medical, Inc. ("Bridge Medical"), the leading provider of barcode-enabled point-of-care (BPOC) software designed to reduce medication errors and decrease costs in healthcare facilities. The acquisition includes payment by the Company of a base purchase price of $27 million and contingent payments of up to $55 million based on Bridge Medical achieving significant earnings targets in calendar years 2003 and 2004.

The Company paid approximately 15% of the base purchase price in cash and issued 401,780 shares of its common stock to cover the payment of the balance of the base purchase price.

The Company also expects to pay the future contingent amounts, if any, primarily in shares of its common stock. Upon the closing of the acquisition, the Company issued 401,780 additional shares of its common stock into an escrow account established for possible contingent payments in the future. The ultimate number of shares, if any, issued by the Company in payment of contingent amounts may range from zero to a number greater than the number of shares that have been issued into the escrow account and ultimately will depend (i) on whether the applicable earnings targets are met in calendar years 2003 and 2004 by Bridge Medical and (ii) if the applicable earnings targets are met, on the per share trading price of the Company's common stock at the time the contingent amounts become payable. The Company expects to retire any excess shares remaining in the escrow account after the eventual completion of the contingent payment determinations.

On January 6, 2003, the Company issued a news release announcing the closing of its acquisition of Bridge Medical. A copy of the news release is filed as
Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits.
                  99.1      News Release dated January 6, 2003


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AMERISOURCEBERGEN CORPORATION

Date: January 6, 2003             By:    /s/  Michael D. DiCandilo
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                                    Name:  Michael D. DiCandilo
                                    Title: Senior Vice President
                                           and Chief Financial Officer